Exhibit 99.1
MEDIA RELEASE

Fisher Communications’ Fourth Quarter and Full-Year 2011 Financial Results Driven by Strong
Performance of Company’s Core Broadcast Stations and Growing Momentum of Digital Portfolio

•	Successful Execution of Strategic Initiatives Enabled Fisher’s Stations to Grow Total Core Market Share for the 6th Consecutive Year

•	Leading Market Positions Drove TV Core Advertising Revenue Up 9% in Fourth Quarter and 7% for Fiscal 2011

•	Fourth Quarter Developing Media Revenue Grew 44% and Full Year Developing Media Revenue Up 59%

•	Fourth Quarter Diluted EPS of $3.71 (EPS $0.72 Excluding After-Tax Gain on Sale of Fisher Plaza) Compared to $0.93 EPS for the Fourth Quarter 2010

•	Full Year 2011 Diluted EPS of $4.09 (EPS $1.09 Excluding After-Tax Gain on Sale of Fisher Plaza Compared to $1.10 EPS in Fiscal 2010)

•	Net Cash and Short-term Investments of $114.7 Million at Year End, Reflecting $176.5 Million in Cash and Short-Term Investments, Less Remaining $61.8 Million in Senior Notes

SEATTLE, WA – (MARKETWIRE) – March 1, 2012 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today reported its financial results for the fourth quarter and the fiscal year ended December 31, 2011.

The Company’s results were highlighted by growth in net television revenue, excluding political revenue, of 9% during the fourth quarter and 8% for the full year, compared to the same periods in 2010. This performance was primarily due to the successful implementation of the Company’s strategic plan, which has enabled Fisher to capture a larger share of the local advertising spend. In particular, Fisher benefitted from the significant increases in the automotive and professional services categories, as advertisers increasingly rely on broadcasters who can help them best reach their targeted audiences.

Commenting on the Company’s financial performance, Fisher President and Chief Executive Officer Colleen B. Brown stated, “We are very pleased with how our core broadcasting business and digital portfolio performed in 2011, especially the strong results we delivered in the fourth quarter. The momentum we have built – combined with the successful execution of our strategy – has enabled us to consistently take valuable ratings and revenue share in our markets.”

“In 2012, we remain focused on executing our multiplatform approach, which is creating long-term value for our audiences, shareholders and business partners. By leveraging the significant reach and popularity of our TV and radio stations with innovative digital media platforms that deliver personalized content and marketing solutions, we are enabling consumers to receive news and information across multiple screens, driving deeper levels of community engagement and providing targeted ways for businesses to reach their customers. These are fundamental to our ability to capture a larger share of the entire media market advertising spend.”

Fourth Quarter Results

For the fourth quarter, Fisher’s total consolidated revenue, which includes Fisher Plaza revenues, was $46.4 million, down 19% from the fourth quarter of 2010. The 9% increase in TV core advertising, as well as a 44% gain in internet revenue and a 14% gain in retransmission revenue, helped offset some of the expected decrease in political revenue in an off-cycle election year.

As previously reported, in the fourth quarter, the Company completed the sale of Fisher Plaza in Seattle, Washington, for gross proceeds of $160 million and recorded a pre-tax gain of $40.5 million ($26.7 million after-tax or $3.00 per share). In connection with the sale, the Company leased-back its existing space in Fisher Plaza for its Seattle operations and corporate headquarters.

The Company reported net income of $33.1 million, or $3.71 per share, in the fourth quarter, compared to net income of $8.3 million, or $0.93 per share, in the fourth quarter of 2010. Excluding the after-tax gain from the sale of Fisher Plaza, net income would have been $6.4 million, or $0.72 per share. Please refer to “Definitions and Disclosures Regarding Non-GAAP Financial Information” below for an explanation of non-GAAP financial measures used in this press release.

Direct operating costs and selling, general and administrative expenses for the fourth quarter of 2011 decreased 8%, or $2.7 million, from the fourth quarter of 2010, primarily due to a reduction in compensation and related costs, savings related to the non-renewal of a long-running radio joint sales agreement and reduction in political advertising sales commissions. Program amortization costs decreased 17%, or $0.5 million.

EBITDA was $11.9 million in the fourth quarter of 2011, a decrease of $7.5 million, or 39%, from the same period in 2010. This reflected the decline in political revenue.

Fiscal 2011 Results

For the full fiscal year, the Company reported consolidated revenue of $164.0 million, a 6% decrease from 2010, due to the expected decline in political revenue. Fisher’s 2011 revenues, excluding political revenue, increased 8% over the same period last year. In addition to the 7% growth in TV core advertising, internet revenue rose 59% and retransmission revenue increased 10%.

Direct operating costs and selling, general and administrative expenses for the full-year 2011 decreased 2%, or $2.5 million, from the full-year of 2010, primarily due to a reduction in compensation and related costs, including a credit resulting from the Company’s revised employee vacation policy and savings related to the non-renewal of a long-running radio joint sales agreement. These cost savings were partially offset by expenses incurred in connection with the proxy contest related to the Company’s 2011 Annual Meeting of Shareholders, an increase in the Developing Media division costs and the resumption of the Company’s matching contributions to the 401(k) plan for employees. Program amortization costs decreased 9%, or $1.1 million.

EBITDA was $29.2 million in 2011, a decrease of $5.3 million, or 15%, compared to fiscal 2010.

The Company reported 2011 net income of $36.4 million, or $4.09 per share, compared to net income of $9.7 million, or $1.10 per share, in 2010. Excluding the after-tax gain from the sale of Fisher Plaza, net income for the full year 2011 would have been $9.7 million, or $1.09 per share.

The 2011 net income included a number of non-recurring pre-tax items, such as the $40.5 million gain on sale of Fisher Plaza, $4.1 million gain on sale of non-essential real estate, $1.6 million of proxy contest costs and $1.5 million in debt extinguishment costs. Non-recurring pre-tax items in 2010 net income included the $3.4 million gain from net insurance reimbursements received from the Company’s Fisher Plaza electrical fire insurance claim and a $2.1 million gain on an exchange of broadcast equipment.

Financial Highlights for the Fourth Quarter of 2011

(All comparisons are made to the fourth quarter of 2010 unless otherwise noted.)

Television:

•	Net TV revenue (excluding political) increased 9% to $34.5 million.

•	TV core advertising revenue increased 9% to $27.4 million.

•	Retransmission consent revenue increased 14% to $3.4 million.

•	Automotive and Professional Services advertising increased 19% and 26%, respectively, while Retail decreased 6%.

•	TV cash flow decreased $7.1 million to $13.3 million; TV cash flow margin was 35.1%, down from 43.6% due to the expected decrease in political revenue.

•	Developing Media revenue grew 44% to $1.6 million. Total Internet revenue (including Multiplatform Internet related revenue, which is reported in TV core net advertising revenue) was 8% of TV core net revenue compared to 6% in 2010.

Radio:

•	Radio net revenue decreased 18% to $5.5 million.

•	Radio cash flow grew $82,000 to $1.4 million and Radio cash flow margin improved to 26.1% from 20.1%.

Plaza:

•	Fisher Plaza revenue declined $813,000, or 22%, a result of the shorter period due to the closing of the Plaza sale on December 15, 2011.

•	Fisher Plaza EBITDA decreased 25% to $1.3 million.

Financial Highlights for Full-Year 2011

(All comparisons are made to full-year 2010 unless otherwise noted.)

Television:

•	Net TV revenue (excluding political) increased 8% to $123.7 million.

•	TV core advertising revenue increased 7% to $96.9 million.

•	Retransmission consent revenue increased 10% to $13.4 million.

•	Automotive, Professional Services, and Retail advertising increased 11%, 15%, and 2%, respectively.

•	TV cash flow decreased $5.9 million to $31.6 million; TV cash flow margin was 24.6%, down from 27.6% due to the expected decrease in political revenue.

•	Developing Media revenue grew 59% to $5.6 million. Total Internet revenue (including Multiplatform Internet related revenue, which is reported in TV core net advertising revenue) was 8% of TV core net revenue compared to 6% in 2010.

Radio:

•	Radio net revenue decreased 10% to $21.4 million.

•	Radio cash flow increased $163,000 to $4.8 million; Radio cash flow margin improved to 22.6% from 19.6%.

Plaza:

•	Fisher Plaza revenue decreased $111,000, or 1%, a result of the shorter period due to the closing of the Plaza sale on December 15, 2011.

•	Fisher Plaza EBITDA increased 3% to $8.3 million.

Balance Sheet and Liquidity:

•	Cash and short-term investments were $176.5 million at year-end, compared to $52.9 million at the end of 2010. The increase reflects $162.1 million of aggregate net proceeds from the sales of Fisher Plaza, Fisher’s Montana radio stations, and non-essential real estate and $13.4 million of cash generated from operations, offset by the Company’s repurchase/redemption of $39.6 million in principal amount of its senior notes and $8.1 million in capital expenditures related to investments in news production automation equipment and HD equipment upgrades.

•	Total debt outstanding decreased to $61.8 million at December 31, 2011 as a result of the Company’s repurchases and redemptions of $39.6 million of its senior notes during 2011. This resulted in a reduction of $2.8 million of interest expense in 2011. As a result of improved operating results and Fisher’s debt reduction strategy, the Company’s debt-to-operating cash flow ratio decreased significantly from 2.9x to 0.9x as of December 31, 2011.

•	Net Cash and Short-term Investments were $114.7 million at year end, reflecting $176.5 million in Cash and Short-term securities less remaining $61.8 million in Senior Notes.

•	In January 2012, the Company completed the redemption of the remaining $61.8 million of outstanding senior notes. As a result, the Company is no longer subject to the restrictive covenants contained in the senior notes indenture.

Fourth Quarter Conference Call

Fisher will host a conference call today at 1:00 p.m. (PST). Senior management will discuss the financial results and host a question and answer session. The dial-in number for the audio conference call is 1-866-800-8649; confirmation code 29793796. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. A recording of the webcast will subsequently be archived on the Web site and available for replay for one week following the call. An audio replay of the call can be accessed for one week by dialing 1-888-286-8010 and entering confirmation code 68343274.

Definitions and Disclosures Regarding Non-GAAP Financial Information

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.

The preceding discussion of our results includes a discussion of non-GAAP financial measures such as Television cash flow, Radio cash flow, net income, excluding the after tax impact on sale of Fisher Plaza, net and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). These non-GAAP measures should not be viewed as alternatives or substitutes for GAAP reporting.

The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

Television and radio cash flow are calculated as segment income (loss) from operations plus amortization of program rights, non-cash charges, Internet and trade expenses minus gain on asset exchange, net, payments for broadcast rights, and non-convergence Internet revenue.

Net income, excluding the after tax impact on sale of Fisher Plaza, net is calculated as net income less the gain on sale of Fisher Plaza, net, adjusted by the estimated tax impact of the gain by applying the annual effective tax rate.

EBITDA is calculated as income from operations plus amortization of program rights; depreciation and amortization; stock-based compensation; Plaza fire expenses (reimbursements), net; gain on exchange of assets, net; gain on sale of Fisher Plaza, net; proxy related costs; and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this press release, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications Company that owns and operates 13 full power television stations, 7 low power television stations, and 3 owned radio stations and one managed radio station in the Western United States. The Company also owns and operates Fisher Interactive Network, its online division (including over 120 online sites) and Fisher Pathways, a satellite and fiber transmission provider.  For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “intends,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, which we have filed with the Securities and Exchange Commission, and in our Annual Report on Form 10-K for the year ended December 31, 2011, which we expect to file with the SEC in March 2012.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

###

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended			Year ended
	December 31,		%	December 31,		%
(in thousands, except per-share amounts)	2011	2010	change	2011	2010	change
Revenue	$46,366	$57,175	(19%)	$163,968	$174,402	(6%)

Operating expenses
Direct operating costs	17,679	18,782	(6%)	70,274	70,616	(0%)
Selling, general and administrative expenses	14,685	16,300	(10%)	55,494	57,640	(4%)
Amortization of broadcast rights	2,484	2,991	(17%)	10,808	11,877	(9%)
Depreciation and amortization	1,537	3,549	(57%)	9,564	14,392	(34%)
Gain on sale of real estate, net	-	—	n/a	(4,089)	—	n/a
Gain on sale of Fisher Plaza	(40,454)	—	n/a	(40,454)	—	n/a
Plaza fire reimbursements, net	-	(44)	100%	(223)	(3,363)	93%
Gain on asset exchange, net	(32)	3	(1167%)	(32)	(2,054)	98%

Total operating expenses	(4,101)	41,581	(110%)	101,342	149,108	(32%)

Income from continuing operations	50,467	15,594	224%	62,626	25,294	148%
Loss on extinguishment of senior notes, net	(121)	(88)		(1,477)	(160)
Other income, net	206	23		420	217
Interest expense	(1,498)	(2,324)		(7,195)	(9,954)
Income from continuing operations before income taxes	49,054	13,205		54,374	15,397
Provision for income taxes	16,529	4,991		18,507	5,793

Income from continuing operations, net of income taxes	32,525	8,214		35,867	9,604

Income from discontinued operations, net of income taxes	577	63		568	142

Net income	$33,102	$8,277		$36,435	9,746

Income per share:

From continuing operations	$3.68	$0.93		$4.06	$1.09

From discontinued operations	0.07	0.01		0.07	0.02

Net income per share	$3.75	$0.94		$4.13	$1.11

Income per share assuming dilution:

From continuing operations	$3.65	$0.93		$4.03	$1.09

From discontinued operations	0.06	—		0.06	0.01

Net income per share assuming dilution	$3.71	$0.93		$4.09	$1.10

Weighted average shares outstanding	8,838	8,801		8,829	8,796
Weighted average shares outstanding assuming dilution	8,914	8,861		8,904	8,843

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in thousands)	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$143,017	$52,945
Short-term investments	33,481	—
Receivables, net	32,402	30,755
Income taxes receivable	117	1,353
Deferred income taxes, net	1,825	1,649
Prepaid expenses and other	3,062	2,863
Cash surrender value of annuity contracts	-	2,397
Television broadcast rights	6,789	7,855
Assets held for sale	-	52

Total current assets	220,693	99,869
Restricted Cash	3,594	—
Cash surrender value of life insurance and annuity contracts	17,278	16,499
Goodwill, net	13,293	13,293
Intangible assets, net	40,307	40,543
Other assets	5,006	7,376
Deferred income taxes, net	3,367	—
Assets held for sale	658	485
Property, plant and equipment, net	40,921	142,827

Total Assets	$345,117	$320,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$61,834	$—
Accounts payable	3,754	4,017
Accrued payroll and related benefits	4,660	7,896
Interest payable	1,556	2,552
Television broadcast rights payable	6,541	7,849
Income taxes payable	21,468	—
Current portion of accrued retirement benefits	1,302	1,117
Other current liabilities	8,708	4,388
Liabilities of business held for sale	-	27

Total current liabilities	109,823	27,846
Long-term debt	-	101,440
Deferred income	10,036	5,295
Accrued retirement benefits	20,525	18,982
Deferred income taxes, net	-	417
Other liabilities	2,688	1,686

Total liabilities	143,072	155,666

Total Stockholders’ Equity	202,045	165,226

Total Liabilities and Stockholders’ Equity	$345,117	$320,892

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Year ended December 31,
(in thousands)	2011	2010
Operating activities
Net income	$36,435	$9,746
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,564	14,392
Loss on extinguishment of senior notes, net	466	160
Deferred income taxes	(3,960)	4,933
Amortization of deferred financing fees	296	407
Amortization of deferred gain on sale of Fisher Plaza	(30)	—
Amortization of non-cash contract termination fee	(1,461)	(1,461)
Amortization of broadcast rights	10,808	11,877
Payments for broadcast rights	(11,069)	(11,963)
Gain on exchange of assets, net	(32)	(2,054)
Loss on disposal of property, plant and equipment	274	284
Gain on sale of radio station, net	(1,062)	—
Gain on sale of real estate, net	(4,089)	—
Gain on sale of Fisher Plaza, net	(40,454)	—
Loss in operations of equity investees	250	86
Stock-based compensation	1,580	1,342
Change in operating assets and liabilities, net
Receivables	(1,596)	(2,964)
Prepaid expenses and other	(198)	2,023
Cash surrender value of life insurance and annuity contracts	1,617	(962)
Other assets	1,605	8
Accounts payable, accrued payroll and related
benefits and other current liabilities	(4,095)	4,170
Interest payable	(996)	(606)
Income taxes receivable and payable	22,703	10,571
Accrued retirement benefits	654	365
Other liabilities	(3,770)	(686)

Net cash provided by operating activities	13,440	39,668
Investing activities
Restricted Cash	(3,594)	—
Investment in equity investee	(147)	(48)
Net cash in consolidation of equity investee	—	75
Purchase of short-term investments	(33,481)	—
Purchase of radio stations	(185)	—
Purchase of property, plant and equipment	(8,135)	(9,990)
Proceeds from sale of radio station	1,807	—
Proceeds from sale of real estate	4,164	—
Proceeds from sale of Fisher Plaza	156,111	—

Net cash provided by (used in) investing activities	116,540	(9,963)

Financing activities
Repurchase of senior notes	(39,606)	(20,453)
Shares settled on vesting of stock rights	(292)	(168)
Payments on capital lease obligations	(181)	(121)
Proceeds from exercise of stock options	75	—
Excess tax benefit from exercise of stock awards	96	—

Net cash used in financing activities	(39,908)	(20,742)

Net increase in cash and cash equivalents	90,072	8,963
Cash and cash equivalents, beginning of period	52,945	43,982

Cash and cash equivalents, end of period	$143,017	$52,945

Fisher Communications, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliations
(Unaudited, in thousands)

The following table provides a reconciliation of income from continuing operations (GAAP) to EBITDA (non-GAAP) in each of the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Income from continuing operations	$50,467	$15,594	$62,626	$25,294
Adjustments:

Amortization of broadcast rights	2,484	2,991	10,808	11,877
Payments for broadcast rights	(2,381)	(2,860)	(11,069)	(11,963)
Depreciation and amortization	1,537	3,549	9,564	14,392
Stock-based compensation	406	384	1,580	1,342
Loss on disposal of property, plant and equipment	199	69	274	284
Gain on exchange of assets, net	(32)	3	(32)	(2,054)
Gain on sale of real estate, net	—	—	(4,089)	—
Gain on sale of Fisher Plaza, net	(40,454)	—	(40,454)	—
Plaza fire reimbursements, net	—	(44)	(223)	(3,363)
Proxy related costs	—	—	1,639	106
Amortization of non-cash benefit resulting from change in	(365)	(365)	(1,461)	(1,461)
national advertising representation firm
EBITDA (Non-GAAP)	$11,861	$19,321	$29,163	$34,454

EBITDA as a percentage of Revenue	25.6%	33.8%	17.8%	19.8%

The following table provides a reconciliation of television segment income from continuing operations (GAAP) to television broadcast cash flow (non-GAAP) in each of the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Television segment income from continuing operations	$13,285	$20,051	$31,498	$36,285
Less:

Amortization of broadcast rights	2,484	2,991	10,808	11,877
Payments for broadcast rights	(2,381)	(2,860)	(11,069)	(11,963)
Net trade and non-convergence internet (income) loss	(69)	215	404	1,379
Television Broadcast Cash Flow (Non-GAAP)	$13,319	$20,397	$31,641	$35,578

Television Broadcast Cash Flow as a percentage of Television Segment Revenue	35.1%	43.6%	24.6%	27.6%

Television Segment Revenue	$37,991	$46,763	$128,548	$136,397

The following table provides a reconciliation of radio segment income from continuing operations (GAAP) to radio broadcast cash flow (non-GAAP) in each of the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Radio segment income from continuing operations	$1,445	$1,349	$4,803	$4,620
Less:

Net trade (income) loss	(14)	—	17	37

Radio Broadcast Cash Flow (Non-GAAP)	$1,431	$1,349	$4,820	$4,657

Radio Broadcast Cash Flow as a percentage of Radio Segment Revenue	26.1%	20.1%	22.6%	19.6%

Radio Segment Revenue	$5,480	$6,702	$21,356	$23,759

The following table provides a reconciliation of Plaza segment income from continuing operations (GAAP) to Plaza EBITDA (non-GAAP) in each of the periods presented:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Plaza segment income from continuing operations	$1,330	$1,794	$8,268	$7,928
Less:

(Gain) Loss on	—	(19)	—	106
disposal of property, plant and equipment

Plaza EBITDA (Non-GAAP)	$1,330	$1,775	$8,268	$8,034

Plaza EBITDA as a percentage of Plaza Segment Revenue	45.4%	47.4%	57.9%	55.8%

Plaza Segment Revenue	$2,928	$3,741	$14,289	$14,440

The following table provides television segment net revenue comparisons in each of the periods presented:

	Three months ended December 31,		%	Year ended December 31,		%
	2011	2010	Change	2011	2010	Change
Core advertising (local and national)	$27,362	$25,008	9%	$96,940	$90,227	7%
Political	3,508	15,208	(77%)	4,809	22,109	(78%)
Internet	1,616	1,123	44%	5,574	3,496	59%
Retransmission	3,367	2,959	14%	13,404	12,194	10%
Trade, barter and other	2,138	2,465	(13%)	7,821	8,371	(7%)

Television segment net revenue	$37,991	$46,763	(19%)	$128,548	$136,397	(6%)

Television segment net revenue, excluding political	$34,483	$31,555	9%	$123,739	$114,288	8%

The following table provides radio segment net revenue comparisons in each of the periods presented:

	Three months ended December 31,		%	Year ended December 31,		%
	2011	2010	Change	2011	2010	Change
Core adverting (local and national)	$4,928	$5,647	(13%)	$19,879	$21,500	(8%)
Political	304	763	(60%)	453	1,140	(60%)
Trade, barter and other	248	292	(15%)	1,024	1,119	(8%)

Radio segment net revenue	$5,480	$6,702	(18%)	$21,356	$23,759	(10%)

Radio segment net revenue, excluding political	$5,176	$5,939	(13%)	$20,903	$22,619	(8%)

The following table provides a reconciliation of net income (GAAP) to adjusted net income, excluding the after tax impact on sale of Fisher Plaza, net (non-GAAP) in each of the periods presented:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net income	$33,102	$8,277	$36,435	$9,746
Adjustments:

Gain on sale of Fisher Plaza, net	(40,454)	—	(40,454)	—
Tax impact on gain	13,754	—	13,754	—

Adjusted net income, excluding the after tax impact on sale of Fisher Plaza, net	$6,402	$8,277	$9,735	$9,746

Adjusted net income per share assuming dilution, excluding the after tax impact on sale of Fisher Plaza, net	$0.72	$0.93	$1.09	$1.10

Weighted average shares outstanding assuming dilution	8,914	8,861	8,904	8,843